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                                                                    EXHIBIT 99.2

            KRAMONT REALTY TRUST CLOSES $18.5 MILLION CREDIT FACILITY
                    WITH GMAC COMMERCIAL MORTGAGE CORPORATION

         PLYMOUTH MEETING, PA, APRIL 1, 2002 -- Kramont Realty Trust (NYSE:KRT), a neighborhood and community shopping center real estate investment trust, today announced it has entered into a $18.5 million revolving line of credit with GMAC Commercial Mortgage Corporation (GMACCM). The term of the line expires on August 31, 2003, which is the maturity date of the Company's current $155 million credit facility.

         Under terms of the Agreement, the facility will be used for acquisitions, capital expenditures, and general corporate purposes. The Loan Agreement calls for an interest rate of the greater of 7 percent, or one month London Interbank Offering Rate (LIBOR) plus 375 basis points. Kramont has an interest rate cap agreement to hedge against future excessive rate increases.

         "Completing this revolving credit facility is an important step for the company that ensures our ability to continue our aggressive property redevelopment, expansion and acquisition programs," Carl E. Kraus, chief financial and investment officer, said. "The Agreement not only increases funds available to Kramont over and above our current $155 million facility, which still has availability to the company, but enhances financial flexibility, since the borrowings may be used for general corporate purposes," he noted.

         Kramont Realty Trust is a self-administered, self-managed equity real estate investment trust specializing in neighborhood and community shopping center acquisition, leasing, development and management. The company owns, operates, manages and has under development 87 properties encompassing approximately 11.6 million square feet of leasable space in 16 states. Detailed information regarding the company and its properties can be found on its World Wide Web site at http://www.kramont.com

         The press release contains certain forward-looking statements within the meaning of the Securities Act of 1933, as amended. Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements. Risks and other factors that might cause such a difference include, but are not limited to, the effect of economic and market conditions; risks that the Company's acquisition and development projects will fail to perform as expected; cost overruns and delays on expansion and development projects; financing risks, such as the inability to obtain debt or equity financings on favorable terms; the level and volatility on interest rates; loss or bankruptcy of one or more of the Company's major retail tenants; failure of the Company's properties to generate additional income to offset increases in operating expenses and failure to consummate a strategic transaction as well as other risks listed from time to time in the Company's reports filed with the Securities and Exchange Commission or otherwise publicly disseminated by the Company.

Contact:       Louis P. Meshon, Sr.
               Kramont Realty Trust
               (610) 825-7100
               lmeshonsr@kramont.com